Exhibit 10.4

BENEFITS CONTINUATION AGREEMENT
This Benefits Continuation Agreement (the “Agreement”) is made this 30th day of April, 2019, by and between Citrix Systems, Inc., a Delaware corporation (the “Company”), and Robert M. Calderoni (the “Chairman”).
WHEREAS, the Chairman currently serves on the Board of Directors (the “Board”) of the Company;
WHEREAS, the Company provides health insurance, including but not limited to medical, dental and vision coverage, to the Chairman and his dependents (the “Health Coverage”);
WHEREAS, the Chairman reimburses the Company on an after-tax basis for the full value of such Health Coverage; and
WHEREAS, the Company and the Chairman desire to enter into this Agreement as of the date written above (the “Effective Date”), in order to provide for the continuation of the Health Coverage for the Chairman until he reaches age 65 and the Chairman’s spouse until she reaches age 65.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:
1.Benefits Continuation.

(a)Health Coverage. The Company, including any successor to the Company or any successor to the business of the Company, shall permit the Chairman and the Chairman’s spouse to receive Health Coverage, consistent in all material respects with the coverage provided to the executive officers of the Company and its affiliates, until each such individual attains age 65, or no longer requires or desires such coverage. For so long as the Chairman remains on the Board, the Chairman shall periodically (no less frequently than annually) reimburse the Company for the full cost of such Health Coverage such that the Company shall incur no cost in connection with providing such Health Coverage. After the Chairman is no longer on the Board, he shall not be required to reimburse the Company for the cost of such Health Coverage, and the Company shall provide such Health Coverage at no cost to the Chairman. Such Health Coverage shall be provided regardless of whether the Chairman continues to serve on the Board and shall not require the Chairman to provide any additional services to the Company, including any successor to the Company or any successor to the business of the Company.

(a)No Contract for Continued Service. Nothing in this Agreement shall be construed as creating an express or implied contract of employment or continued service; and, except as otherwise agreed in writing between the Chairman and the Company, the Chairman shall not have any right to be retained in the service of the Company, any successor to the Company or any successor of any business of the Company.

(b)Term and Termination. The terms of this Agreement shall commence on the Effective Date and shall continue until and including the date that each of the Chairman and the

Chairman’s spouse attain age 65 or no longer require or desire to receive Health Coverage, upon which date this Agreement shall terminate.

6.Section 409A.

(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Chairman during the time periods set forth in this Agreement. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(d)The Company makes no representation or warranty and shall have no liability to the Chairman or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

4.Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Chairman’s service to the Company (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise and any other claims based on any statute) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Fort Lauderdale, Florida in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Chairman or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 4 shall be specifically enforceable. Notwithstanding the foregoing, this Section 4 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 4.

5.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 4 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the State of Florida and the United States District Court for the District of Florida. Accordingly, with respect to any such court action, the Chairman (a) submits to the personal jurisdiction of such courts; (b)

consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

6.Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

7.Withholding. All payments and benefits provided by the Company to the Chairman under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

8.Successor to the Chairman; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by the Chairman’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. The provisions of this Agreement are intended to be for the benefit of, and shall be enforceable by, each of the Chairman and the Chairman’s spouse (it being understood and agreed that the Chairman’s spouse shall be a third-party beneficiary hereof).

9.Enforceability. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and similar laws affective creditors’ rights. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.Survival. The provisions of this Agreement shall survive the termination of this Agreement to the extent necessary to effectuate the terms contained herein.

11.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Chairman at the last address the Chairman has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Chairman Officer.

13.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Chairman and by a duly authorized representative of the Company.

14.Governing Law. This is a Florida contract and shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.

15.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

16.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

17.Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company by its duly authorized officer, and by the Chairman, as of the date first above written.

CITRIX SYSTEMS, INC.
By:    /s/ Antonio Gomes
Antonio Gomes
Executive Vice President and General Counsel
/s/ Robert M. Calderoni
Robert M. Calderoni